EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CSI COMPRESSCO LP ANNOUNCES NEW PRESIDENT

THE WOODLANDS, Texas, November 20, 2017 /PRNewswire/ -- CSI Compressco LP (Nasdaq: CCLP) (“CSI Compressco”) today announced the appointment of Owen Serjeant as President. Mr. Serjeant will be responsible for working with the leadership team to build upon the strengths of the organization and its asset base in order to achieve the growth objectives and financial performance of CSI Compressco, as well as driving a culture that operationalizes the company’s values of service, customer focus, integrity and reliability.

Mr. Serjeant will report to Stuart M. Brightman, Chairman of the Board of Directors of CSI Compressco GP, the general partner of CSI Compressco, and President and Chief Executive Officer of TETRA Technologies, Inc. (NYSE: TTI), which owns CSI Compressco GP and various equity interests in CSI Compressco.

“We are excited to have someone with Owen’s extensive global leadership and operations background in the energy industry, including direct experience leading a compression business division, join our leadership team,” said Stuart M. Brightman, TETRA’s President and Chief Executive Officer.  We believe CSI Compressco will benefit greatly from Owen’s energy industry experience to continue to grow our product and service offerings in domestic and international markets.  He is a strong and knowledgeable leader, committed to operational excellence, and his customer-centric approach to operations will be a key factor to our continuing drive to improve profitability and increase shareholder returns.”

Mr. Serjeant has more than 35 years of global management and operational experience in a variety of areas within the energy industry, including the Compression, Subsea Production and Hydrocarbon Processing areas.  Most recently he served as Group Vice President, Global Operational Support for Cameron, a Schlumberger Limited Company. Prior to this role, he held various managerial roles with increasing responsibilities for Cameron International, which was acquired by Schlumberger in 2016.  His executive positions at Cameron International included Corporate Vice President, Global Operational Excellence; Group President, Compression Systems Division; Group President, Process and Compression Systems Divisions; and President Subsea Systems

Mr. Serjeant earned a Bachelor of Science in Mechanical Engineering from Aston University and a Master of Business Administration from Henley Management College in the United Kingdom.

About CSI Compressco

CSI Compressco is a provider of compression services and equipment for natural gas and oil production, gathering, transportation, processing, and storage. CSI Compressco’s compression and related services business includes a fleet of more than 5,800 compressor packages providing approximately 1.1 million in aggregate horsepower, utilizing a full spectrum of low, medium and high horsepower engines. CSI Compressco also provides well monitoring and automated sand separation services in conjunction with compression services in Mexico. CSI Compressco’s equipment sales business includes the fabrication and sale of standard compressor packages, custom-designed compressor packages and oilfield fluid pump systems designed and fabricated primarily at our facility in Midland, Texas. CSI Compressco’s aftermarket business provides compressor package reconfiguration and maintenance services, as well as the sale of compressor package parts and components manufactured by third-party suppliers. CSI Compressco’s customers comprise a broad base of natural gas and oil exploration and production, mid-stream, transmission, and storage companies operating throughout many of the onshore producing regions of the United States, as well as in a number of foreign countries, including Mexico, Canada and Argentina. CSI Compressco is managed by CSI Compressco GP Inc., which is an indirect, wholly owned subsidiary of TETRA Technologies, Inc. (NYSE: TTI).

Contact:

TETRA Technologies, Inc.

The Woodlands, Texas

Stuart M. Brightman

281-367-1983

www.tetratec.com